Exhibit 99.1

American Public Education Reports Third Quarter 2008 Results

Net Course Registrations from New Students Increase 55% in Third Quarter 2008 Compared to the Prior Year Period

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--November 12, 2008--American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced financial results for the quarter ended September 30, 2008.

Recent Highlights:

  Net course registrations from new students in the third quarter of 2008 increased to approximately 10,400, an increase of 55% over the same period of 2007.
  The Company announced net course registrations of approximately 38,900 in the third quarter of 2008, a year-over-year increase of 54%.
  As of September 30, 2008, a total of approximately 41,100 students were enrolled in American Public University System.
  American Public Education reported third quarter 2008 revenues increased 56% to $27.4 million, compared to $17.6 million in the third quarter of 2007.
  Income from operations before interest income and income tax expense in the third quarter of 2008 increased to $6.2 million, compared to $3.6 million in the same period of 2007, an increase of approximately 73%.
  Net income for the third quarter of 2008 increased approximately 72% to $3.8 million or $0.20 per diluted share, compared to $2.2 million or $0.18 per diluted share in the same period of 2007. The weighted average diluted shares outstanding for the third quarter of 2008 and 2007 were approximately 18.9 million and 12.6 million, respectively.
  American Public Education introduces fourth quarter 2008 earnings estimate of between $0.22 and $0.23 per diluted share.
  The Company increased its full year 2008 earnings estimate to between $0.81 and $0.82 per diluted share.

Financial and Other Results:

Total revenues for the third quarter of 2008 increased 56% to $27.4 million, compared to total revenues of $17.6 million in the third quarter of 2007. Income from operations before interest income and income tax expense in the third quarter of 2008 increased to $6.2 million, compared to $3.6 million in the same period of 2007. Operating margin in the third quarter of 2008 increased to 22.6%, compared to 20.3% in the third quarter of 2007. Stock-based compensation expense reduced operating income by $396,000 and $136,000 in the third quarter of 2008 and 2007, respectively. Additionally, selling and promotional expense was approximately 13% of revenue in the third quarter of 2008.

Net income for the third quarter of 2008 increased approximately 72% to $3.8 million or $0.20 per diluted share, which includes $261,000 or $0.01 per diluted share in stock-based compensation expense net of tax. This compares to net income of $2.2 million or $0.18 per diluted share for the third quarter of 2007, including $113,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the third quarter of 2008 and 2007 were approximately 18.9 million and 12.6 million, respectively.

For the nine months ended September 30, 2008 total revenues were $75.6 million, an increase of 58% compared to total revenues of $47.9 million in the same period of 2007. Income from operations before interest income and income tax for the nine months ended September 30, 2008 increased to $17.4 million, compared to $9.6 million in the same period of 2007. Stock-based compensation expense reduced each period’s operating income by $1.2 million and $754,000, respectively.

Net income for the nine months ended September 30, 2008 increased approximately 92% to $11.1 million or $0.59 per diluted share, which includes $817,000 or $0.04 per diluted share in stock-based compensation expense net of tax. This compares to net income of $5.8 million or $0.46 per diluted share in the same period of 2007, including $606,000 or $0.05 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2008 and 2007 were approximately 18.8 million and 12.5 million, respectively.

Total cash and cash equivalents at September 30, 2008 were $41.4 million with no long-term debt. Cash from operations for the nine months ended September 30, 2008 was $19.8 million, compared to $14.5 million in the same period of 2007. Capital expenditures were $6.9 million for the nine months ended September 30, 2008, which compares to $3.7 million in capital expenditures in the same period of 2007. Depreciation and amortization was $3.0 million for the nine months ended September 30, 2008 and $2.0 million for the same period of 2007.

Net Course Registrations and Student Enrollment:
For the three months ended September 30,
	2007	2008	% Change
Net Course Registrations from New Students	6,700	10,400	55%
Net Course Registrations	25,300	38,900	54%

For the nine months ended September 30,
	2007	2008	% Change
Net Course Registrations from New Students	17,800	26,800	51%
Net Course Registrations	67,000	105,300	57%

As of September 30,
	2007	2008	% Change
Total Student Enrollment	26,900	41,100	53%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Fourth Quarter 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of between 9,500 and 9,800 and net course registrations of between 40,400 and 40,900 in the quarter ending December 31, 2008.
  The Company’s fourth quarter 2008 revenue is expected to be between $29.5 million and $30.9 million.
  The Company estimates that fourth quarter 2008 net income, including stock-based compensation expense, will be between $4.0 million and $4.3 million or between $0.22 and $0.23 per diluted share. Additionally, selling and promotional expense is expected to be approximately 14% of revenue in the fourth quarter of 2008.
  The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million shares in the three month period ending December 31, 2008.

Full Year 2008 Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 36,300 or more and total net course registrations of 145,700 or more in the twelve month period ending December 31, 2008.
  The Company expects full year 2008 revenues to be between $105.2 million and $106.6 million.
  The Company estimates that full year 2008 net income, including stock-based compensation expense, will be approximately $15.2 million to $15.4 million or between $0.81 and $0.82 per diluted share. The estimated net income represents a 73% increase or more over the reported net income of $8.8 million in the year ended December 31, 2007.
  The weighted average number of diluted shares outstanding is expected to be approximately 18.8 million shares in the twelve month period ending December 31, 2008.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ:APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). As a regionally accredited institution of higher learning, APUS serves more than 41,000 part-time students who live and work in all 50 states and more than 100 countries; and offers 73 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2008 Outlook" and “Fourth Quarter 2008 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended
	September 30,
	2008	2007
	(Unaudited)

Revenues	$27,404	$17,612
Costs and expenses:
Instructional costs and services	10,901	7,708
Selling and promotional	3,600	1,946
General and administrative	5,586	3,695
Depreciation and amortization	1,114	685

Total costs and expenses	21,201	14,034

Income from operations before interest income and income taxes	6,203	3,578
Interest income, net	181	257

Income before income taxes	6,384	3,835
Income tax expense	2,568	1,613

Net income	$3,816	$2,222

Net Income per common share:
Basic	$0.21	$0.18

Diluted	$0.20	$0.18

Weighted average number of common shares:
Basic	17,845,581	12,107,018

Diluted	18,850,558	12,640,799

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)

Revenues	$75,644	$47,873
Costs and expenses:
Instructional costs and services	31,334	20,697
Selling and promotional	8,390	4,834
General and administrative	15,461	10,769
Depreciation and amortization	3,043	2,007

Total costs and expenses	58,228	38,307

Income from operations before interest income and income taxes	17,416	9,566
Interest income, net	619	595

Income before income taxes	18,035	10,161
Income tax expense	6,889	4,368

Net income	$11,146	$5,793

Net Income per common share:
Basic	$0.63	$0.48

Diluted	$0.59	$0.46

Weighted average number of common shares:
Basic	17,796,305	11,990,375

Diluted	18,805,922	12,530,269

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Investor Relations
703-334-3880